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                                                                     Exhibit 5.1

                           Wilmer, Cutler & Pickering
                               2445 M Street, N.W.
                           Washington, D.C. 20037-1420
                            Telephone (202) 663-6000
                            Facsimile (202) 663-6363

February 7, 2000

Freedom Securities Corporation
One Beacon Street
Boston, Massachusetts 02108

     Re:  FREEDOM SECURITIES CORPORATION REGISTRATION STATEMENT ON FORM S-3

Dear Ladies and Gentlemen:

     We have acted as counsel to Freedom Securities Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 described herein (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the shares of common stock of the Company, par value $0.01 per share, issued in connection with the merger of Gibraltar Securities Co. with and into the Company's wholly-owned subsidiary, Freedom Securities Holding Corporation, or issued upon exercise of options held by former shareholders of Gibraltar (the "Shares"). The purchase was effected pursuant to the Agreement and Plan of Merger dated September 1, 1999 by and among the Company, Freedom Securities Holding Corporation and Gibraltar (the "Merger Agreement"). For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been lawfully and duly authorized, validly issued, and are fully paid and nonassessable.

     This opinion is limited to the laws of the United States and the general corporate law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement, and should not be quoted in whole or in part or otherwise


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be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                                Sincerely,

                                                WILMER, CUTLER & PICKERING

                                                By: /s/ MEREDITH B. CROSS
                                                    ----------------------------
                                                    Meredith B. Cross, a partner